EXHIBIT 24.1

Consent of Independent Accountants

We consent to the incorporation by reference in this registration statement on Form S-8 (File No. 333- __________) of our report, dated February 7, 2001 relating to the financial statements of Dot Com Entertainment Group, Inc. which appears in Dot Com Entertainment Group, Inc. Annual Report on Form 10-K for the year ended December 31, 2000.

McGladrey & Pullen, LLP

Buffalo, New York
April 17, 2001